Exhibit 21
Listing of parent and subsidiaries wholly owned, unless otherwise noted, by Florida East Coast Industries, Inc. as of December 31, 2005:

Name of Subsidiary	State of Incorporation/Organization
Florida East Coast Railway, LLC	Florida

Railroad Track Construction Corporation	Florida
(100% owned by Florida East Coast Railway)

Florida East Coast Deliveries, Inc.	Florida
(100% owned by Florida East Coast Railway)

Flagler Development Company	Florida

Gran Central — Deerwood North, LLC	Delaware
(100% owned by Flagler Development Company)

FEC Highway Services, Inc.	Florida

Florida Express Logistics, Inc.	Florida
(100% owned by FEC Highway Services, Inc.)

Beacon Station 22, 23 and 24 Limited Partnership	Delaware
(100% owned by Flagler Development Company)

Flagler Transportation Services, Inc.	Florida

Flagler Development Realty, Inc.	Florida
(100% owned by Flagler Development Company)

GCC Beacon 22, 23 & 24, LLC	Florida
(100% owned by Flagler Development Company)

GCC Weston Office, Inc.	Florida
(100% owned by Flagler Development Company)

FDC Land Holdings, LLC	Florida
(100% owned by Flagler Development Company)